Exhibit 99.1

Description of 2010 Corporate Bonus Plan

The SuccessFactors, Inc. 2010 Corporate Bonus Plan (the "2010 Bonus Plan") was approved by the Board of Directors of SuccessFactors, Inc. (the "Company") on March 18, 2010. Employees of the Company, including the Company's named executive officers, who are not on sales commission plans or other bonus plans, are eligible to receive cash and/or equity awards following the end of the year, based upon the attainment of performance objectives for the year, which performance objectives will consist of corporate objectives established by the Board of Directors, as well as personal goals established by the Chief Executive Officer and the Compensation Committee to the Board of Directors. Corporate objectives for 2010 consist of bookings and non-GAAP operating profitability targets. The target bonus for 2010 is based on a weighting of 75% for corporate objectives and 25% for performance objectives. A portion of the bonus will be payable based on achievement of targets on a quarterly basis as well as on an annual basis. In order to be eligible to receive a bonus, the employee must be employed by the Company at the time the bonus is paid. The amount of any bonus may be adjusted based on the level of achievement of targets, with the Company retaining the discretion to further adjust bonus amounts.

On August 25, 2010, the Company's Board of Directors approved a change to the 2010 Bonus Plan. Under the change, the Company's Chief Executive Officer and his direct reports, including the named executive officers, can elect to receive restricted stock units ("RSUs") in lieu of all or a portion of the annual component of any cash bonus payments that might be payable under the 2010 Bonus Plan. For those executive officers that elect to receive equity awards in lieu of any cash bonus, the number of RSUs granted will be based on the amount of the annual component of the bonus otherwise payable to the executive officer, divided by the closing price of the Company's common stock on the date of payment of the bonus.

In addition, it was determined that the non-GAAP operating income increase due to the payment of any bonuses in RSUs, rather than cash, would be excluded from determining the achievement level of non-GAAP operating profitability targets. Accordingly, non-GAAP operating income targets will be increased by the amount of any non-cash expense associated with the election.

In future years, such persons will be able to irrevocably elect to receive RSUs in lieu of all or 50% of the annual or quarterly component of any cash bonus payments that might be payable under any applicable bonus plan during the year.